                                                                   EXHIBIT 10.4

                             Bert T. Martin, Jr.
                                  President
                     CORPORATE STRATEGIC DIRECTIONS, INC.
                             2805 Parkland Blvd.
                             Tampa, Florida 33609
                   Office: 813-348-3883  Home: 813-877-2572
                  -----------------------------------------
                               October 18, 1995


Mr. Richard T. Isel
President
Sterile Recoveries, Inc.
28100 U.S. Hwy. 19N, Suite 201
Clearwater, FL  34621

Dear Dick:


We want to thank you for the opportunity to assist Sterile Recoveries, Inc. ("SRI") in developing its business plan which will include a capital formation plan, and in obtaining the capital to support the plan. Wayne, Jim and you have established the foundation for an excellent growth opportunity in the health care industry.

In this regard, Corporate Strategic Directions, Inc. ("CSD") proposes to provide the following consulting services to SRI.

     Phase One

     Analysis of all historical operating and financial information currently available on the business by location and on a consolidated basis. In addition, visits to all company sites, interview with corporate officers and key employees as appropriate to obtain a comprehensive understanding of the operation of the business, its marketplace, the competition and the people involved in the business. The professionals associated with your company including Dave Felman, outside accounting firms and members of the Board of Directors will be interviewed and all industry information readily available will be reviewed.

     Phase Two

     The information compiled and analyzed in Phase One will be utilized to assist SRI in developing a written business plan. This business plan will include historical financial analysis, a three to five year financial projection, as well as descriptions of the industry, marketplace, management and strategic opportunities. The plan will also detail the amount of capital required to support the busi-

Mr. Richard T. Isel
October 18, 1995
Page 2



     ness plan. During the preparation of the plan, we will review additional growth alternatives including prospective acquisitions which may affect the capital requirements.

     Phase Three

     CSD will assist SRI in obtaining working capital financing to replace the current factor financing by presenting the company's business plan to the appropriate capital sources. A list of prospective sources will be reviewed with SRI management prior to contact. It is anticipated that the financing outlined in the plan will support the company's requirements through a successful public offering during calendar 1996. This phase will be completed upon the funding of the new working capital financing for SRI. This phase must be completed before January 31, 1996.

     Phase Four

     SRI desires to access the public market for sufficient capital to expand the business and to enhance shareholder value.  CSD will assist
     SRI in interviewing several investment bankers.   A list of prospective
     investment bankers will be reviewed and approved by SRI management prior to contact. Each investment banker will receive a copy of the company's business plan and will be asked to provide written and oral presentations to include a valuation of SRI, a detailed approach to the public offering process and prospective timing for the offering. CSD will assist the SRI management and Board of Directors in analyzing each proposal. This phase will be completed when SRI has engaged an investment banker for the offering.

     Phase Five

     Once an investment banker or bankers are engaged by SRI, CSD will assist in coordinating the process including preparation of all documentation by lawyers, accountants, investment bankers and the
     management of SRI.   This phase will be complete upon the receipt of
     funding from the initial public offering or any other transaction involving a substantial sale of the common stock of SRI or its

Mr. Richard T. Isel
October 18, 1995
Page 3


     shareholders.  These events might include a merger, consolidation  or
     sale of substantially all the assets by SRI.   This phase must be
     completed by September 1, 1996.

     Phase Six

     SRI may request consulting services in addition to those outlined above which CSD may agree to provide for such needs as reviewing and negotiating acquisitions or other projects.

The above outlined services will be performed on an hourly basis at the rate of $300 per hour exclusive of out of pocket expenses for travel, copying, etc. with the following fees per phase:

         Phase One    $10,000 - $15,000
         Phase Two    $25,000 - $35,000
         Phase Three  $25,000 - $50,000
         Phase Four   $75,000 - $150,000
         Phase Five   $125,000 - $250,000
         Phase Six    Based upon the hours incurred.


Billings for services and expenses will be presented monthly. The ranges of fees outlined above,exclusive of expenses, represent minimums and maximums for each phase. Billings for expenses will be due within 15 days after the invoice date. Billings for services in phases one through three will be due upon the successful completion of Phase Three. Billing for services in Phases Four and Five will be due upon the successful completion of Phase Five. Any other billing under Phase Six services will be due upon receipt of invoice.

As further consideration for the services provided above and for previously uncompensated consulting services over the previous four years, SRI will provide CSD or its President non-qualified stock options in the amount of 22,000 shares (prior to any stock split), which will vest one-third with the successful completion of Phase Three and two-thirds with the successful completion of Phase Five outlined above. The exercise price will be $13.33 per share and the option period will extend for ten years from the date of grant. These options will be issued under separate agreement to be completed by November 15, 1995.

CSD shall use its best efforts in the foregoing solicitation of financing commitments. SRI reserves the right, in its sole

Mr. Richard T. Isel
October 18, 1995
Page 4

discretion, to suspend solicitation of financing for a period of time or
permanently.   SRI shall have the sole right to accept offers of financing and may reject any and every such offer in whole or in part for any reason or for
no reason at all.   CSD agrees not to divulge the contents of any information
regarding SRI furnished to it by SRI, except to the extent that the information is contained in the business plan (and CSD is authorized to distribute the business plan) or release of the information is otherwise authorized by SRI.

Termination after the phase deadline. Unless extended by the parties' agreement, the engagement will be terminated automatically without obligation of either party of any kind if Phase Three or Phase Five is not successfully completed by the specified deadline date for procuring debt or equity financing, except for the obligation in the last sentence of this paragraph. Termination before the phase deadline. At any time before the specified deadline, this engagement may be terminated by CSD or SRI upon written notice to the other party. If terminated by CSD, no additional consulting fees will be due other than those earned. If terminated by SRI before the specified deadline, CSD will be due all minimum consulting fees for any phase that CSD has completed. In addition, if SRI terminates the engagement (whether before or after the specified deadline) or if the engagement terminates automatically and SRI declines to extend it, CSD consulting fees will be earned and options vested for the applicable phase, if any financing provided by a source from which CSD secured a written proposal is consummated within one year of the date of the signing of this engagement letter and CSD makes itself available to coordinate closing of the financing.

SRI shall indemnify, hold harmless, and (at its election) defend CSD and its agents, officers, directors, and employees to the full extent lawful from any and all costs, claims, losses, damages (whether punitive, incidental, or consequential), and liabilities (including fines, penalties, and amounts paid in settlement), joint or several, that relate to, or arise in any manner out of, the performance of the consulting services contemplated by this Agreement, any event, proposal, occurrence, or transaction contemplated by this Agreement, or their role in connection with any of the foregoing, and SRI also shall advance or promptly reimburse them for all expenses (including reasonable fees of legal counsel) as they are incurred by them in connection with investigating, preparing to defend, settling, or defending any pending or threatened indemnified claim, action, or proceed-

Mr. Richard T. Isel
October 18, 1995
Page 5


ing, whether or not the indemnified party is a party or potential party to it. Notwithstanding the foregoing, SRI is not obligated to indemnify or provide any expense reimbursement to CSD or any of its agents, officers, directors, or employees for any cost, claim, loss, damage, or liability that results primarily from an act or omission by any of them that constitutes fraud, gross negligence, or willful misconduct. The foregoing provisions for indemnification and expense reimbursement are in addition to any rights that CSD and its agents, officers, directors, and employees individually or collectively might have at common law, including without limitation any right of contribution.

CSD shall indemnify, hold harmless, and (at its election) defend SRI and its agents, officers, directors, and employees to the full extent lawful from any and all costs, claims, losses, damages (whether punitive, incidental, or consequential), or liabilities (including fines, penalties, and amounts paid in settlement), joint or several, that result primarily from an act or omission by CSD in connection with the performance of the services contemplated by this Agreement that constitutes fraud, gross negligence, or willful misconduct, and CSD also shall advance or promptly reimburse them for all expenses (including reasonable fees of legal counsel) as they are incurred by them in connection with investigating, preparing to defend, settling, or defending any pending or threatened indemnified claim, action, or proceeding, whether or not the indemnified party is a party or potential party to it. Notwithstanding the foregoing, CSD is not obligated to indemnify or provide any expense reimbursement to SRI or any of its agents, officers, directors, or employees for any cost, claim, loss, damage, or liability that arises out of, or is based on, any untrue statement or alleged untrue statement of a material fact contained in any information furnished orally or in writing by SRI (or any of its agents, officers, directors, or employees) to CSD (or any of its agents, officers, directors, or employees) in connection with the performance of the services contemplated by this Agreement or any event, matter, proposal, or transaction contemplated by this Agreement, or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The foregoing provisions for indemnification and expense reimbursement are in addition to any rights that SRI and its agents, officers, directors, and employees individually or collectively might have at common law, including without limitation any right of contribution.

Mr. Richard T. Isel
October 18, 1995
Page 6


If the indemnification or expense reimbursement provided in this Agreement is either unavailable to any indemnified party for any reason or insufficient to hold an indemnified party harmless to the extent contemplated by this Agreement, then each party otherwise obligated to provide the indemnification shall contribute to the amount paid or payable by the indemnified party for which indemnification is unavailable or insufficient, in such proportion as is appropriate to reflect the relative economic benefits received or to be received by CSD and SRI from the event, matter, proposal, or transaction for which indemnification or expense reimbursement is unavailable or insufficient. If the foregoing allocation of contribution obligations is not permitted by applicable law, CSD and SRI shall contribute to the amount paid or payable by the indemnified party for which indemnification is unavailable or insufficient in such proportion as is appropriate to reflect, not only the relative economic benefits received or to be received by them, but also their relative fault, in the event, matter, proposal, or transaction for which indemnification or expense reimbursement is unavailable or insufficient.

An indemnifying party is entitled to participate in the defense of any claim, action, or proceeding for which an indemnified party has requested, or intends to request, contribution, indemnification, or expense reimbursement, or to assume the defense of the action, claim, or proceeding, with legal counsel selected by it but reasonably satisfactory to the indemnified party. If the indemnifying party assumes the defense of any claim, action, or proceeding for which an indemnified party has requested, or intends to request, contribution, indemnification, or expense reimbursement under this Agreement, the indemnified party may elect to participate in the defense of the claim, action, or proceeding at its own cost and expense (including attorney fees) with legal counsel selected by it but reasonably satisfactory to the indemnifying party. However, the indemnified party shall cooperate, and shall cause its legal counsel to cooperate, with the indemnifying party and its legal counsel in the defense of the claim, action, or proceeding assumed by the indemnifying party.

An indemnified party shall obtain the advance written approval of every indemnifying party before settling, compromising, or consenting to the entry of a judgement with respect to any pending or threatened claim, action, or proceeding for which it has requested, or intends to request, contribution, indemnification, or expense reimbursement from an indemnifying party pursuant to this Agreement. In addition, SRI shall not,

Mr. Richard T. Isel
October 18, 1995
Page 7


and it shall not permit any of its agents, officers, directors, or employees to, settle, compromise, or consent to the entry of a judgement in any pending or threatened claim, action, or proceeding for which contribution, indemnification, or expense reimbursement might be sought under this Agreement by CSD or any of its agents, officers, directors, or employees (whether or not any of them is a party or potential party to the claim, action, or proceeding), unless either it obtains the advance written consent of CSD (which consent CSD shall not unreasonably withhold) or the settlement, compromise, or consent to judgement includes the unconditional release of CSD and its agents, officers, directors, and employees from all liability arising out of the claim, action, or proceeding. Furthermore, an indemnifying party will not have any liability for contribution, indemnification, or expense reimbursement with respect to any pending or threatened claim, action, or proceeding that is settled, compromised, or resolved by entry of a consent judgement without its advance written approval. In no event is CSD obligated to make any payment to SRI or any of its agents, officers, directors, or employees for contribution, indemnification, or expense reimbursement pursuant to this Agreement for an aggregate, cumulative amount exceeding the total amount of fees paid or payable to it by SRI pursuant to this Agreement.

If the above outlined engagement is acceptable to you, please   acknowledge
your acceptance by signing the enclosed copy and returning it to me.

I look forward to assisting you in this exciting project.

Very truly yours,

CORPORATE STRATEGIC DIRECTIONS, INC.

/s/ Bertram T. Martin, Jr.
- ----------------------------
Bertram T. Martin, Jr.
President

STERILE RECOVERIES, INC.

/s/ Richard T. Isel                       October 18, 1995
- ----------------------------           -------------------------
Richard T. Isel,                       Dated
President